Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

THE AZEK COMPANY INC.

FIRST. The name of the corporation is The AZEK Company Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is [●], of which [●] shares of the par value of $0.001 per share shall be designated as Class A Common Stock, [●] shares of the par value of $0.001 per share shall be designated as Class B Common Stock and [●] shares of the par value of $0.001 per share shall be designated as Preferred Stock. The Class A Common Stock and Class B Common Stock are collectively referred to as Common Stock.

FIFTH. The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class of Common Stock. Except as otherwise provided in this Certificate of Incorporation, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders of the shares to the same rights and privileges. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock then outstanding.

(a) Dividends. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, or as otherwise provided in this Certificate of Incorporation, holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as may be declared by the board of directors of the Corporation (the “Board of Directors”). If dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, such dividends shall be declared payable at the same rate on each class of Common Stock, with dividends payable in shares of Class A Common Stock payable to holders of Class A Common Stock, and dividends payable in shares of Class B Common Stock payable to holders of Class B Common Stock.

(b) Conversion.

(i)

(A) Shares of Class A Common Stock shall be convertible at any time into an equal number of shares of Class B Common Stock at the option of the holder of such shares of Class A Common Stock, but only at such time that such holder is, without giving effect to the applicable conversion in question, the record owner of shares of Class B Common Stock. Shares of Class B Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder of such shares of Class B Common Stock.

(B) Upon any transfer (excluding the grant of a pledge, lien, charge or grant of a security interest, except as provided in the next succeeding sentence) of shares of Class B Common Stock by Ontario Teachers’ Pension Plan Board (“OTPP”) to any person other than OTPP, unless OTPP shall otherwise elect with respect to a specific transfer by written notice delivered to the Corporation at its principal office prior to such transfer, such shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock, effective immediately after such transfer to the transferee thereof. OTPP may elect for the automatic transfer provisions of this subsection (B) to apply to: (i) any pledge, lien, charge or grant of a security interest; or (ii) any transfer to a person included in the definition of OTPP as provided for in Article THIRTEENTH subsection (C)(xi), in each case by written notice delivered to the Corporation at its principal office prior to such pledge, lien, charge, grant of a security interest or transfer, as applicable.

(ii) In the case of certificated shares, each conversion of shares pursuant to subsection (b)(i)(A) shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, and, in the case of both certificated and uncertificated shares, by delivery to the Corporation at its principal office, of a written notice by the holder of such shares stating the number of shares that any such holder desires to so convert. Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates, if applicable, have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease. In the case of any conversion pursuant to subsection (b)(i)(B), such conversion shall be deemed to occur automatically, and without any further action by the holder of the shares of Class B Common Stock effecting such transfer, such transferee or the Corporation, immediately following the transfer of the relevant shares of Class B Common Stock to the transferee thereof. Simultaneously with the conversion, the person or persons in whose name or names the new shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such new shares.

(iii) In the case of certificated shares, promptly after such surrender and the receipt by the Corporation of the written notice from such holder, the Corporation shall issue and deliver, in accordance with the surrendering holder’s instructions, the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted. The issuance of certificates for the Common Stock upon conversion shall be made without charge to the holder or holders of such shares. Notwithstanding the previous sentence, the holder shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect of the conversion or other cost incurred by the Corporation or the holder in connection with such conversion.

(iv) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this subsection (b) of this Article FIFTH may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent with this subsection (b) of this Article FIFTH may be adopted, only by the affirmative vote of the holders of at least a majority of the shares of Class B Common Stock then outstanding.

(c) Transfers. The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

(d) Subdivisions and Combinations of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately subdivided or combined.

(e) Distribution of Assets. Upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of all classes of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available after payments to creditors and to the holders of any Preferred Stock of the Corporation having prior rights as to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(f) Voting Rights.

(i) Generally. The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election, removal or replacement of directors, as provided by law. The holders of Class B Common Stock shall have the general right to vote for all purposes except, solely with respect to the shares of Class B Common Stock held by them, the election, removal or replacement of directors. Subject to the foregoing limitation on the voting rights attaching to the Class B Common Stock, each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote for each share of Common Stock held. The affirmative vote of the holders of a majority of the Class B Common Stock then outstanding, voting separately as a class, shall be required to make any amendments or alterations to the Certificate of Incorporation that adversely affect the rights and preferences of the Class B Common Stock as compared to the Class A Common Stock. There shall be no cumulative voting.

(ii) Class Voting. Except as required by the DGCL or as set forth in the Certificate of Incorporation, including, but not limited to, the limitation on the voting rights attaching to the Class B Common Stock pursuant to clause (i) of this subsection (f) of this Article FIFTH:

(A) holders of shares of Class B Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class A Common Stock, whether pursuant to law or otherwise;

(B) holders of shares of Class A Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class B Common Stock, whether pursuant to law or otherwise; and

(C) the Class A Common Stock and the Class B Common Stock shall vote together as a single class, and not separately as multiple classes, at any annual meeting or special meeting of the stockholders of the Corporation, or in connection with any action taken by written consent.

(g) Merger, etc. In connection with any merger, consolidation or recapitalization, holders of Class A Common Stock and holders of Class B Common Stock shall receive or be given the opportunity to receive the same form of consideration for their shares in the same amount per share.

(h) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

SIXTH. Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors. The Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of such powers, preferences and rights, of the shares of each series of Preferred Stock, including without limitation the following:

(a) the distinctive serial designation of such series which shall distinguish it from other series;

(b) the number of shares included in such series;

(c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders of the shares of Preferred Stock or upon the happening of a specified event or events;

(g) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h) whether or not the shares of such series shall be convertible into, or exchangeable for, at any time or times at the option of the holder or holders of the shares of Preferred Stock or at the option of the corporation or upon the happening of a specified event or events, shares of any other class or classes or any other series of Preferred Stock or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable to such exchange or conversion;

(i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

(j) any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the DGCL.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee of the Board of Directors establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on: (i) any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock; or (ii) any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee of the Board of Directors establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that exclusively alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote on the applicable amendment or alteration pursuant to the Certificate of Incorporation or pursuant to the DGCL.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares of the applicable class or series then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision enacted after the effectiveness of this Certificate of Incorporation.

SEVENTH. The Board of Directors is expressly authorized to adopt, amend, alter or repeal the bylaws of the Corporation. By affirmative vote of the holders of a majority of the shares of Common Stock then outstanding, Stockholders may adopt, amend, alter or repeal the bylaws of the Corporation. Notwithstanding the previous sentence, following the Trigger Date (as defined below), any amendment, alteration or repeal of Sections 2.2, 2.9, 2.10, 3.4 and 8.6 and Article VII of the Corporation’s bylaws shall require the affirmative vote of the holders of at least two-thirds of the shares of Common Stock then outstanding. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, and in addition to any specific requirements contained in this Certificate of Incorporation with respect to any particular Article or provision of this Certificate of Incorporation, at any time following the Trigger Date, Articles SEVENTH, NINTH, TENTH, ELEVENTH, TWEFLTH, THIRTEENTH and FIFTEENTH may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent with those provisions or this provision may be adopted, only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares of capital stock of the Corporation entitled to vote on such amendment, alteration, repeal, rescission or adoption, voting together as a single class.

EIGHTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

NINTH.

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Subject to the rights granted to holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, dated on or about the date of this Certificate of Incorporation (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, Ares and OTPP, the Board of Directors shall consist of not less than three nor more than thirteen members. Subject to the Certificate of Incorporation, the Corporation’s bylaws and the Stockholders Agreement, the exact number of directors of the corporation shall be fixed from time to time pursuant to resolution or resolutions of the Board of Directors. Subject to: (i) the previous sentence, (ii) the rights of the holders of any series of stock with respect to such series of stock and (iii) the rights granted to the Sponsors pursuant to the Stockholders Agreement, except as otherwise required by law and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

(c) Upon the effectiveness of this Certificate of Incorporation, the directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board of Directors. The initial term of office for the first class of such directors shall expire at the first annual meeting of stockholders. The initial term of office for the second class of such directors shall expire at the second annual meeting of stockholders, while the initial term of office for the third class of such directors shall expire at the third annual meeting of stockholders. The directors of each class shall hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term of three years following their election and until their successors have been duly elected and qualified. No change in the date of any annual meeting shall shorten the term of any incumbent director. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain a number of directors in each class as nearly equal as reasonably possible. In no event shall a decrease in the number of directors shorten the term of any incumbent director. Prior to such date when the Sponsors cease to collectively own at least a majority of the outstanding shares of Common Stock (such date, the “Trigger Date”), and subject to the rights of any class or series of Preferred Stock to elect and remove directors, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding entitled to vote at an election of directors. Following the Trigger Date, directors or the entire Board of Directors may only be removed for cause by an affirmative vote of the holders of at least two-thirds of the shares of Common Stock then outstanding entitled to vote at an election of directors. Following the Trigger Date, this Article NINTH may not be amended, modified or repealed, except by the affirmative vote of the holders of at least two-thirds of the shares of Common Stock then outstanding.

(d) In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the bylaws. Except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.

(e) Definitions. Solely for purposes of Articles NINTH and TWELFTH:

(i) “Affiliate” shall mean: (a) with respect to Ares, any person or entity that, directly or indirectly, is controlled by Ares, controls Ares or is under common control with Ares, and (b) with respect to OTPP, any person or entity that, directly or indirectly, is controlled by OTPP, controls OTPP or is under common control with OTPP. With respect to each of Ares and OTPP, “Affiliate” shall exclude (x) the Corporation and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries). “Affiliate” shall also mean, with respect to the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation.

(ii) “Ares” shall mean Ares Corporate Opportunities Fund IV, L.P.

(iii) “OTPP” shall mean Ontario Teachers’ Pension Plan Board.

(iv) “Sponsors” shall mean (a) Ares and OTPP, (b) each of their respective Affiliates, and (c) any successor by operation of law (including, without limitation, by merger or otherwise) of each of the foregoing or any such successor.

TENTH.

(a) Prior to the Trigger Date, any action required or permitted to be taken by stockholders, including but not limited to the election of directors, may be taken by written consent or consents of the stockholders. Stockholders may only take action by written consent if: (i) such consent or consents are signed by or on behalf of the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted; and (ii) such consent or consents are delivered to the Corporation in accordance with the DGCL. Following the Trigger Date, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders.

(b) Prior to the Trigger Date, special meetings of stockholders shall be called by the Secretary of the Corporation at the written request of the holders of a majority of the shares of Common Stock then outstanding. Following the Trigger Date, except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders may be called only by: (i) the Chairman of the Board of Directors; or (ii) the Secretary of the Corporation at the direction of a majority of the directors then in office; and (iii) special meetings of stockholders may not be called by any other person or persons.

ELEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation is not permitted under the DGCL as currently in effect or as the same may be amended after the effectiveness of this Certificate of Incorporation. If the DGCL is amended after the effectiveness of this Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. No amendment, modification or repeal of this Article ELEVENTH or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article ELEVENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, repeal or adoption.

TWELFTH.

(a) Recognition of Corporate Opportunities. The Corporation recognizes and anticipates that: (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of the Sponsors may serve as directors, officers or agents of the Corporation and its Affiliates; and (ii) the Sponsors may now engage and may continue to engage in (x) the same or similar activities or related lines of business as those in which the Corporation and its Affiliates, directly or indirectly, may engage and/or (y) other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage. The provisions of this Article TWELFTH are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve the Sponsors and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of any of the Sponsors (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents, on the other. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person shall have the right to directly or indirectly, engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates. In addition, no Identified Person shall have any duty, whether contractual, fiduciary or otherwise, whether at law or in equity, not to engage in any of the foregoing activities, interests, ventures or opportunities, whether competitive or otherwise. The scope of activities permitted or otherwise authorized by this ARTICLE TWELFTH shall apply without regard to whether the Identified Person pursues such activities, interests, ventures or opportunities on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity. Under no circumstances shall any Identified Person have an obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate in any of the activities, interests, ventures or opportunities described in this subsection (a). Each Identified Person shall also have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or directly or indirectly competes with the Corporation or any of its Affiliates.

(b) Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its Affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is renounced so that such Identified Person shall:

(i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates;

(ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders; and

(iii) notwithstanding any provision in the Certificate of Incorporation to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.

(c) Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TWELFTH.

(d) Interpretation; Duties. In the event of a conflict or other inconsistency between this Article TWELFTH and any other Article or provision of the Certificate of Incorporation, this Article TWELFTH shall prevail under all circumstances. Notwithstanding anything to the contrary in this Certificate of Incorporation, under no circumstances shall the provisions of this Article TWELFTH limit or eliminate any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by any employee of the Corporation or any of its Affiliates to the Corporation, even if such employee is an Identified Person. Further, under no circumstances shall the Corporation be deemed to have renounced any Competitive Opportunity as to any employee of the Corporation or its Affiliates. The Corporation does not renounce its interest in any Competitive Opportunity offered to any non-employee director (including any non-employee director who serves as an officer of the Corporation) if such opportunity is expressly offered in writing to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of subsection (b) of this Article TWELFTH shall not apply to any such Competitive Opportunity.

(e) Section 122(17) of the DGCL. For the avoidance of doubt, subject to subsection (d) of this Article TWELFTH, this Article TWELFTH is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article TWELFTH. This Article TWELFTH shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.

(f) Business Ventures. The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived from those business ventures. The Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

(h) No Competitive Opportunity. In addition to and notwithstanding the foregoing provisions of this Article TWELFTH, an investment, corporate or business opportunity shall not be deemed to be a Competitive Opportunity for the Corporation if it is an investment, corporate or business opportunity that: (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake; (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(i) Amendments. For so long as either of the Sponsors own any shares of Common Stock, this Article TWELFTH may not be amended, modified or repealed, except with the written consent of each of the Sponsors that owns shares of Common Stock at such time.

THIRTEENTH.

(a) Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

(b) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of the Corporation and (b) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(c) Definitions. For the purposes of this Article THIRTEENTH only, references to:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

(ii) “Ares” means Ares Corporate Opportunities Fund IV, L.P. and its affiliates.

(iii) “Ares Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Ares or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(iv) “Ares Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Ares Direct Transferee or any other Ares Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(v) “associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(vi) “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder, and, as a result of such merger or consolidation, this Article THIRTEENTH is not applicable to the surviving entity;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(C) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation. In no case under items (c)-(e) of the preceding sentence shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(E) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A)-(D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(vii) “control”, including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article THIRTEENTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(viii) “controlled portfolio company” means any portfolio company that directly, or indirectly through one or more intermediaries, is controlled by or is under common control with: (A) Ares, an Ares Direct Transferee or an Ares Indirect Transferee or (B) OTPP, an OTPP Direct Transferee or an OTPP Indirect Transferee, as applicable.

(ix) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person. “Interested stockholder” shall not include (a) Ares, any Ares Direct Transferee, any Ares Indirect Transferee or any of their respective affiliates, controlled portfolio companies or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, (b) OTPP, any OTPP Direct Transferee, any OTPP Indirect Transferee or any of their respective affiliates, controlled portfolio companies or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Actor, or (c) any person whose ownership of shares in excess of the 15% limitation set forth in this Certificate of Incorporation is the result of any action taken solely by the Corporation, but such person shall be an interested stockholder if such person then acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(x) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(A) beneficially owns such stock, directly or indirectly;

(B) has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, except that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange;

(C) has the right to vote such stock pursuant to any agreement, arrangement or understanding, except that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(D) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in subsection (C) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(xi) “OTPP” means Ontario Teachers’ Pension Plan Board and its affiliates.

(xii) “OTPP Direct Transferee” means any person that acquires (other than in a registered public offering) directly from OTPP or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(xiii) “OTPP Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any OTPP Direct Transferee or any other OTPP Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(xiv) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(xv) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xvi) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

FOURTEENTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(a) any derivative action or proceeding brought on behalf of the Corporation;

(b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or its stockholders;

(c) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the bylaws of the Corporation (in each case, as they may be amended from time to time);

(d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine;

(e) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the bylaws of the Corporation (including any right, obligation or remedy under this Certificate of Incorporation or the bylaws of the Corporation); or

(f) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware.

This Article FOURTEENTH shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of this provision. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article FOURTEENTH.

FIFTEENTH. The Corporation shall indemnify its directors to the fullest extent authorized or permitted by Delaware law, as now or in effect after the effectiveness of this Certificate of Incorporation. Such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Notwithstanding the previous sentence, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part of a proceeding) initiated by such person unless such proceeding (or part of such proceeding) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article FIFTEENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. To the extent authorized from time to time by the Board of Directors, the Corporation may provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this Article FIFTEENTH to the Board of Directors. The rights to indemnification and to the advancement of expenses conferred in this Article FIFTEENTH shall not be exclusive of any other right which any person may have or acquire under the Certificate of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article FIFTEENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

SIXTEENTH. The incorporator of the Corporation is Paul J. Kardish, whose mailing address is c/o The AZEK Company Inc., 1330 W Fulton Street, #350, Chicago, IL 60607.

SEVENTEENTH. The names of the persons who are to serve as the initial directors of the Corporation are:

Initial Class I Directors

[●]

[●]

[●]

Initial Class II Directors

[●]

[●]

[●]

Initial Class III Directors

[●]

[●]

[●]

[●]

The mailing address of each such director is: c/o The AZEK Company Inc., 1330 W Fulton Street, #350, Chicago, IL 60607.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this [●] day of [●], 2020.

Name: [●]
Title: